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                                                              EXHIBIT 10.50

                        CATELLUS DEVELOPMENT CORPORATION



                                                               November 16, 1996




Mr. Timothy J. Beaudin
Senior Vice President Property Operations
Catellus Development Corporation
201 Mission Street
San Francisco, CA 94105

Dear Tim:

                  The purpose of this letter is to amend that certain Employment Agreement dated as of February 10, 1995 (the "Employment Agreement") between Catellus Development Corporation (the "Company") and you as follows:

          1. TERM OF AGREEMENT. The term of the Employment Agreement shall be extended from February 9, 1998 to December 31, 2000

          2. BONUS. Section 1.4 of the Employment Agreement is hereby amended to readin its entirety as follows:

         "1.4     Bonuses.

                           (a) Executive shall be eligible to receive an annual bonus (the "Base Bonus") equal to up to 100% of Base Salary commencing with the year beginning January 1, 1996. The Base Bonus each year shall be determined on the basis of the achievement of performance goals negotiated in good faith annually in advance with Executive by the Chief Executive Officer of the Company on or before February 28 of each year. The Base Bonus shall be payable each year no later than March 31.

                           (b) Executive shall be eligible to receive an additional bonus (the "Additional Bonus") equal to up to 100% of Base Salary commencing with the year beginning January 1, 1996. The Additional Bonus each year shall be determined on the basis of the achievement of performance goals negotiated in good faith annually in advance with Executive by the Chief Executive Officer of the Company on or before February 28 of each year; provided that the Additional

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         Bonus may not exceed the Base Bonus in any year. Such Additional Bonus will be payable for the achievement of results far in excess of expected performance and add tangible value to the Company beyond that anticipated in the Company's Annual Business Plan. The Additional Bonus shall be payable each year no later than March 31.

                    (c) All bonus payments shall be subject to appropriate withholding payments deducted therefrom."

               3. TERMINATION PAYMENTS. Section 1.8 of the Agreement is hereby amended to read in its entirety as follows:

         "1.8     Benefits Upon Termination.
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                           (a) If, at any time during the term of this
         Agreement, (i) Executive involuntarily ceases to be an employee of the Company for any reason other than (A) termination for Cause, (B) disability at a time when Executive is receiving disability benefits under a long-term disability plan or disability insurance provided by the Company, (C) death, or (D) normal retirement under the Company's pension plan or a qualified retirement plan of the Company or (ii) Executive terminates employment with the Company for Good Reason (as defined below), then the amount of benefits payable on account of such termination shall be equal to the sum of (1) unpaid accrued salary as of the Date of Termination, (2) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination, (3) the number of full months remaining in this Agreement, but not to exceed 24, multiplied by the average monthly Base Salary (determined without regard to amounts payable under any bonus program, or other forms of extraordinary compensation) for the immediately preceding 2-year period or, if Executive has not served the Company for 24 months, then the average monthly Base Salary (determined without regard to amounts payable under any bonus program, or other forms of extraordinary compensation) for such shorter period; and (4) the number of full or partial months remaining in the period commencing on the first day following the most recent period in respect of which the Base Bonus has been paid and ending on December 31, 2000, but not to exceed 24, multiplied by the average monthly Base Bonus and Additional Bonus for the immediately preceding 2-year period or, if Executive has not served the Company for 24 months, then the average monthly Base Bonus and Additional Bonus for such shorter period, provided, however,
         ------------------ that the amount of such benefits shall be reduced by any other benefits provided upon termination of employment to which Executive may be entitled under any severance agreement with the Company.

                           Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or

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         otherwise. The Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to the Company by Executive, any amounts earned by Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by Executive in other employment had he sought such other employment.

                           The Company shall pay Executive, no later than the fifth day following the Date of Termination, a lump sum payment, in cash, equal to the amount due under Section 1.8(a) hereof; provided, however, Executive may elect any time prior to the Date of Termination to receive the amounts due under Section 1.8(a) hereof on an installment basis as may be mutually agreed by the Company and Executive.

                           (b) If, at any time during the term of this Agreement, Executive ceases to be an employee for any reason described in Section 1.8(a) hereof, during the remainder of the term of this Agreement, Executive shall continue to be treated as an employee for purposes of the Company's group health and dental programs, but not for purposes of life, dependent care reimbursement, health care reimbursement, business travel accident insurance, or long- or short-term disability programs (except to the extent Executive is drawing benefits at the time of termination), tax-qualified retirement plans, or any other employee benefit plan or program of the Company, and shall receive benefits substantially comparable to those in effect on the day before the Date of Termination subject to any reduction or termination of such benefits similarly affecting all senior management personnel of the Company.

                           (c) If, at any time during the term of this Agreement, Executive ceases to be an employee for any other reason, then Executive shall be entitled to the sum of (i) unpaid accrued salary, (ii) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination and (iii) any bonus or portion thereof to which Executive is entitled under any then effective bonus plan or program."

                  Except as expressly set forth herein, all other terms and provisions of the Employment Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

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                  If you are in agreement with the foregoing, please sign and return an enclosed counterpart of this letter.

                                                     Very truly yours,

                                                     CATELLUS DEVELOPMENT
                                                              CORPORATION


                                                     By: /s/ Nelson C. Rising
                                                         ______________________
                                                     Title:  President and Chief
                                                             Executive Officer



AGREED this 18 day of November, 1996:

/s/ Timothy J. Beaudin
----------------------------
Timothy J. Beaudin

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